<u>**SECURED REVOLVING PROMISSORY NOTE**</u>

Date of Issuance
April 26, 2019

FOR VALUE RECEIVED, Radiant Images Inc. (the "***Company***"), hereby promises to pay to the order of Optical Flow, LLC, a Nevada limited liability company (the "***Holder***"), immediately upon demand of the Holder at any time commencing as of April 26, 2020 (the "***Maturity Date***") (in accordance with the terms herein) at such place as Holder may designate in writing to the Company, in lawful money of the United States of America, and in immediately available funds, such amount as may from time to time be advanced by Holder to the Company pursuant to an Advance (as defined below) hereunder, plus interest as hereinafter provided. Such Advances may be endorsed from time to time on the Schedule of Advances attached hereto but the failure to make such notations shall not affect the validity of the Company's obligation to repay unpaid principal and interest hereunder.

1. <u>**Advances**</u>. Subject to the terms hereof, Holder may, in its absolute discretion, but shall not be required to, make advances of funds available hereunder ("***Advances***") to the Company, up to a maximum principal amount of $1,250,000 (the "***Maximum Amount***"). The Company shall give Holder irrevocable written notice requesting an Advance at least five (5) business days before the date on which the Company wishes to receive the Advance (unless a shorter period is consented to by Holder). Notwithstanding any term or provision of this note that may be construed to the contrary, at no time shall Holder be required to make an Advance hereunder if (a) an Event of Default (as defined below) shall have occurred or (b) the Holder determines, in its absolute discretion, not to make such Advance.

2. <u>**Interest**</u>. From and after the date hereof (until maturity or default as hereinafter provided), all Advances shall accrue simple interest on the principal amount thereof outstanding from the date of each such Advance at a rate per annum equal to twelve percent (12%). Interest shall be computed on the daily outstanding principal balance hereunder on the basis of a 365 or 366 day year, as the case may be, counting the number of actual days elapsed. Interest shall accrue and be payable on demand by Holder or, if no such demand is previously made, on the Maturity Date. The principal balance of all Advances then outstanding, together with all accrued but unpaid interest thereon shall be due and payable on the Maturity Date or on such earlier date on which the maturity hereof is accelerated pursuant to the provisions hereof.

3. <u>**Payment**</u>. The loan represented by this note (this "***Note***") is a revolving credit line such that, during the term hereof, the Company may borrow (if Holder agrees to loan), repay and re-borrow (if Holder agrees to loan) from time to time hereunder, subject to the terms and conditions set forth herein; <u>provided</u>, <u>however</u>, that the aggregate principal amount outstanding hereunder may increase or decrease, but shall never exceed the Maximum Amount. The Company, at its option, may repay or prepay all or any portion of the outstanding principal amount on the Advances, together with all accrued and unpaid interest, at any time without penalty by giving Holder at least one (1) business day's prior written notice of any such prepayment. All payments received by Holder shall be applied <u>first</u>, to fees, costs and expenses that may be due to Holder, <u>second</u>, to accrued and unpaid interest under the Advances and <u>third</u>, to the outstanding principal balance of the Advances. All payments of accrued interest hereunder will be made without any setoff, deduction or withholding for taxes or other amounts. If and to the extent the Company is required to withhold any taxes or other amounts due in respect of accrued interest paid hereunder, the Company shall (a) be solely responsible for such taxes, (b) pay such taxes timely, and (c) indemnify and hold the Holder harmless for any and all liability (including, without limitation, penalties and interest) sustained due to the Company's failure to timely pay such taxes or other amounts.

4. <u>**Security; Obligations Pari Passu**</u>. The obligations of the Company under this Note are

secured by the collateral identified in that certain Security Agreement, dated as of April 26, 2019 by and among the Company, Holder, as Collateral Agent and the other parties signatory thereto (the "***Security Agreement***" and, together with this Note and any other note entered into by the Company, the "***Loan Documents***").

5. **Representations, Warranties and Covenants of the Company.** In connection with the transactions provided for herein, the Company hereby represents, warrants and covenants to the Holder that:

5.1 **Organization, Good Standing and Qualification.** The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

5.2 **Corporate Power**. The Company has all requisite corporate power to execute and deliver the Loan Documents, to issue this Note and to carry out and perform its obligations under the terms of this Note and under the terms of each other Loan Document.

5.3 **Authorization.** All corporate action on the part of the Company and its shareholders necessary for the authorization, execution, delivery and performance of this Note by the Company and the performance of the Company's obligations under the Loan Documents, including the issuance and delivery of this Note has been taken. Each of the Loan Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

5.4 **Compliance with Other Instruments.** The Company is not in violation or default (a) of any provisions of its articles of incorporation or bylaws, (b) any instrument, judgment, order, writ or decree applicable to the Company, (c) under any note, indenture or mortgage to which it is a party or by which it is bound, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a material adverse effect on the Company or its business. The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents, including the issuance of this Note, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (y) a default under any such provision, instrument, judgment, order, writ, decree, contract, lease or agreement, or (z) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

5.5 **Litigation**. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company's knowledge, currently threatened in writing (a) against the Company or any officer or manager arising out of their employment or board relationship with the Company; (b) to the Company's knowledge, that questions the validity of the Loan Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Loan Documents; or (c) to the Company's knowledge, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Company or its business.

6. **Representations and Warranties of the Holder.** In connection with the transactions provided for herein and the other Loan Documents, Holder hereby represents and warrants to the Company that:

6.1 **Authorization.** The Holder has full power and authority to enter into the Loan Documents to which it is a party. The Loan Documents to which the Holder is a party, when executed and delivered by such party, shall constitute valid and binding obligations of Holder, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

6.2 **Purchase Entirely for Own Account.** Holder acknowledges that this Note is issued to Holder in reliance upon Holder's representation to the Company that the Note will be acquired for investment for Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to this Note.

6.3 **Information and Sophistication.** Without lessening or obviating the representations and warranties of the Company set forth in Section 5, the Holder hereby: (a) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire this Note, (b) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Note and to obtain any additional information necessary to verify the accuracy of the information given the Holder, (c) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment, and (d) acknowledges that, except as otherwise expressly set forth in the Loan Documents, the Holder is not relying on any statements or representations of the Company or its agents for legal, financial and tax advice with respect to this investment or the transactions contemplated by the Loan Documents.

6.4 **Accredited Investor.** Holder is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the "***SEC***") under the Securities Act of 1933, as amended (the "***Act***").

7. **Negative Covenants**. The Company agrees that from and after the Effective Date and until the date upon which this Note has been repaid in full:

7.1 **Dispositions**. The Company shall not convey, sell, lease, license, transfer, assign, or otherwise dispose of (collectively, "***Transfer***"), all or any part of its business or property, except for Transfers (a) in the ordinary course of business, (b) of inventory that is (i) worn-out or obsolete or (ii) no longer used or useful in the business of the Company, and (c) of non-exclusive licenses for the use of the property of the Company in the ordinary course of business.

7.2 **Changes in Business or Business Locations**. The Company shall not engage in any business other than the businesses engaged in by the Company as of the Effective Date or reasonably related thereto; (b) the Company shall not liquidate or dissolve; and (c) the Company shall not, without at least thirty (30) days prior written notice to the Holder: (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name or (iv) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 **Mergers or Acquisitions**. The Company shall not merge or consolidate with any other entity, or acquire all or substantially all of the equity interests or all or substantially all of the property of another entity.

7.4 Distributions; Investments. The Company shall not (a) directly or indirectly make any investment or (b) pay or make any distribution or payment or redeem, retire or repurchase any of its capital stock.

7.5 Key Personnel. The Company shall not engage, terminate or change the compensation of any employee of the Company with an annual salary in excess of $100,000, including approving any equity incentive grants to such employees.

7.6 Compliance with Laws. The Company shall not violate any law or regulation, if the violation could reasonably be expected to have a material adverse effect on the Company or its business.

8. Events of Default. Upon the occurrence and during the continuance of an Event of Default, the Holder shall be entitled, by written notice to the Company, to declare this Note to be, and upon such declaration this Note shall be and become, immediately due and payable, in addition to any other rights or remedies the Holder may have under applicable law or the provisions of this Note. The occurrence of any of the following events shall constitute an "***Event of Default***":

8.1 The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than five (5) business days after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

8.2 the Company shall fail to observe or perform any material covenant, obligation, condition or agreement contained in the Loan Documents and such failure shall continue for thirty (30) days after the Company's receipt of the Holder's written notice of such failure;

8.3 The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all of any substantial part of the properties of the Company, or the Company or its respective directors or majority shareholders shall take any action looking to the dissolution or liquidation of the Company;

8.4 Within ninety (90) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

8.5 The Company shall fail to observe or perform any other obligation to be observed or performed by it under this Note, within ten (10) business days after written notice from the Holder to perform or observe the obligation.

9. Waiver of Notice; Fees. The Company hereby waives notice, presentment, protest and notice of dishonor. Other than pursuant to a writing by the Holder, no failure to exercise any right of the Holder with respect to this Note, nor any delay in, or waiver of, the exercise thereof, shall impair any such right or be deemed to be a waiver thereof. If the Holder is required to commence legal proceedings or incur any other cost to collect amounts due and payable hereunder or to enforce its rights under this Note, the Company shall be liable to pay or reimburse the Holder for all reasonable costs and expenses incurred

in connection with the collection of such amounts and any such legal proceedings, including, without limitation, attorneys' fees.

10. Miscellaneous.

10.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however that the Company may not assign its obligations under this Note without the written consent of the Holder. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

10.2 Loss or Mutilation of Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new note of like tenor and denomination as this Note. Principal is payable only to the registered the Holder of the Note.

10.3 Noteholder Not Shareholder. This Note does not confer upon the Holder any right to vote or to consent to or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder.

10.4 Governing Law. This Note shall be governed by and construed under the laws of the State of California without giving effect to conflicts of laws principles.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Note.

10.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

10.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.8 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.9 Further Assurance. From time to time, the Company shall execute and deliver to Holder such additional documents and shall provide such additional information to the Holder as Holder may reasonably require to carry out the terms of this Note, and any agreements executed in connection herewith, and to be informed of the financial and business conditions and prospects of the Company.

10.10 Counterparts; Electronic Delivery. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed copy of this Note may be delivered by facsimile or similar electronic transmission device (including signature via *DocuSign* or similar services) pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

10.11 Entire Agreement; Amendments and Waivers. This Note and the other Loan Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Note may be amended or terminated and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. No waivers of or exceptions to any term, condition or provision of this Note, in any one more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Any waiver or amendment effected in accordance with this Section 10.11 shall be binding upon the Holder at the time outstanding, each future holder of this Note, and the Company.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the undersigned has caused this Secured Promissory Note to be signed in its name as of the date first set forth above.

COMPANY:

RADIANT IMAGES INC.

By: ______________________________
Name: Gianna Wolfe
Title: Chief Executive Officer
Address: 2702 Media Center Drive
Los Angeles, CA 90065

ACKNOWLEDGED AND AGREED:

HOLDER:

OPTICAL FLOW, LLC

By: ______________________________
Name: Corby Marshall
Title: Manager

By: ______________________________
Name: Lucas Foster
Title: Manager

Address: 7119 West Sunset Blvd., #468
Los Angeles, CA 90046

SCHEDULE OF ADVANCES

Date	Amount of Advance	Unpaid Principal Balance	Notes:
July 2, 2018	$20,000	$20,000	Made by Holder
July 5, 2018	$20,000	$20,000	Made by Holder
August 13, 2018	$20,000	$20,000	Made by Holder
September 13, 2018	$20,000	$20,000	Made by Holder
September 17, 2018	$20,000	$20,000	Made by Holder
October 27, 2018	$20,000	$20,000	Made by Holder
November 21, 2018	$20,000	$20,000	Made by Holder
December 31, 2018	$100,000	$100,000	Made by Holder
January 28, 2019	$85,000	$85,000	Made by Holder
January 30, 2019	$85,000	$85,000	Made by Holder
March 11, 2019	$20,000	$20,000	Made by Holder
March 11, 2019	$20,000	$20,000	Made by Holder
April 1, 2019	$75,000	$75,000	Made by Hawkeye Systems, Inc. on behalf of Holder
April 1, 2019	$80,800	$80,800	Made by Hawkeye Systems, Inc. on behalf of Holder
May 1, 2019	$20,000	$20,000	Made by Hawkeye Systems, Inc. on behalf of Holder
May 15, 2019	$45,000	$45,000	Made by Holder
June 5, 2019	$50,000	$50,000	Made by Holder
June 16, 2019	$200,000	$200,000	Made by Hawkeye Systems, Inc. on behalf of Holder
July 5, 2019	$34,000	$34,000	Made by Holder
July 24, 2019	$10,000	$10,000	Made by Holder
August 13, 2019	$10,000	$10,000	Made by Hawkeye Systems, Inc. on behalf of Holder
Total:	$974,800	$974,800	